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                                                                  Exhibit 99.01

     For Immediate Release


                                          Contact:  Jane Whaley
                                                    Investor Relations
                                                    (408) 346-2191
                                                    jane.whaley@exodus.net


                                                    Maureen O'Connell
                                                    Corporate Communications
                                                    (408) 346-2218
                                                    maureen.oconnell@exodus.net

                    Exodus Adopts Stockholder Rights Plan

SANTA CLARA, Calif., January 27, 1999--Exodus Communications, Inc. (NASDAQ:
EXDS), a leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations, today announced its board of directors has adopted a stockholder rights plan. The plan is designed to protect the long-term value of the company for its stockholders during any future unsolicited acquisition attempt.

The stockholder rights plan has been designed to give Exodus' board of directors sufficient time to study and respond to an unsolicited tender offer or other attempted acquisition. Adoption of the plan was not made in response to any specific attempt to acquire Exodus or its shares, and Exodus is not aware of any current efforts to do so.

In connection with the plan, the board declared a dividend of one preferred share purchase right for each share of the company's common stock outstanding on February 11, 1999 (the "Record Date") and further directed the issuance of one such right with respect to each share of the company's common stock that is issued after the Record Date, except in certain circumstances. The rights will expire on January 27, 2009.

The rights are initially attached to the company's common stock and will not trade separately. If a person or a group acquires 15 percent or more of the company's common stock (an "Acquiring Person"), or announces an intention to make a tender offer for the company's common stock the consummation of which would result in a person or group becoming an Acquiring Person, then the rights will be distributed (the "Distribution Date") and will thereafter trade separately from the common stock.

Upon the Distribution Date, each right may be exercised for 1/100th of a share of a newly designated Series A Junior Participating Preferred Stock at an exercise price of $350. The preferred stock has been structured so that the value of 1/100th of a share of such preferred stock will approximate the value of one share of common stock.
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Upon a person becoming an Acquiring Person, holders of the rights (other than the Acquiring Person) will have the right to acquire shares of the company's common stock at a substantially discounted price, in lieu of the preferred stock.

Additionally, if after the Distribution Date, the company is acquired in a merger or other business combination, or 50 percent or more of its assets are sold in a transaction with an Acquiring Person, the holders of rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation at a substantially discounted price.

After a person has become an Acquiring Person, the company's board of directors may, at its option, require the exchange of outstanding rights (other than those held by the Acquiring Person) for common stock at an exchange ratio of one share of the company's common stock per right.

The board also has the right to redeem outstanding rights at any time prior to the Distribution Date (or later in certain circumstances) at a price of $0.001 per right. The terms of the rights, including the period to redeem the rights, may be amended by the board in certain circumstances.



About Exodus Communications

Exodus Communications is a leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. The company manages Internet Web sites and its network infrastructure from eight Internet Data Centers in the San Francisco (3), Los Angeles, New York, Boston, Washington, D.C. and Seattle metropolitan areas and a server hosting facility in London. Exodus has announced the planned addition of new Internet Data Centers in Chicago and London and second Internet Data Centers in Seattle and Washington, D.C. Exodus' wholly-owned subsidiary, Arca Systems(TM), is a premier provider of advanced network and system security consulting services. Arca designs and develops state-of-the-art security technology solutions for complex and sensitive information networks and systems.

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Exodus, Exodus Communications, Arca Systems and Arca are trademarks of Exodus
Communications, Inc., and may be registered in certain jurisdictions. All other trademarks mentioned in this document are the property of their respective owners.

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